Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

KEYPATH EDUCATION INTERNATIONAL, INC.

Keypath Education International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The name of this corporation is Keypath Education International, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 11, 2021.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Prior Certificate of Incorporation.

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Keypath Education International, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 500,500,000, of which 500,000,000 shares shall be shares of common stock having a par value of $0.01 per share (“Common Stock”) and 500,000 shares shall be shares of preferred stock having a par value of $0.01 per share (“Preferred Stock”).

Section 4.02 Common Stock. Except as otherwise required by law, as provided in this Amended and Restated Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than three (3) and not more than nine (9) directors as fixed from time to time in a resolution approved by a majority of the directors then-serving on the Board of Directors of the Corporation (the “Bylaws”).

Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, even if less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04 Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, if any, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, if any, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 10% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

ARTICLE VIII

BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws as further set forth in the Bylaws.

ARTICLE IX

SECTION 203 OF THE DGCL OPT-OUT

The Corporation shall not be governed or subject to Section 203 of the DGCL.

ARTICLE X

AUSTRALIAN LAW PROVISIONS

Section 10.01 ASX Paramountcy. Notwithstanding anything herein or in the Bylaws to the contrary, for such time as the Corporation is admitted to the Official List of the ASX Limited (the “ASX”), the following provisions shall apply:

(a) Except to the extent of any express written waiver (whether before or after the relevant act is taken) by the ASX, if the Listing Rules prohibit an act being done, the Corporation shall not have the power or authority to take such act.

(b) Nothing contained in this Amended and Restated Certificate of Incorporation or the Bylaws shall prevent an act from being done that the Listing Rules require to be done.

(c) If the Listing Rules require an act to be done or not to be done, the Board of Directors (and any committee or subcommittee thereof) and each officer of the Corporation shall have the authority to cause such act to be done or not to be done (as the case may be).

(d) If the Listing Rules require this Amended and Restated Certificate of Incorporation or the Bylaws to contain a provision and such document does not contain such provision, such applicable document shall, and shall be deemed to, contain such provision.

(e) If the Listing Rules require this Amended and Restated Certificate of Incorporation or the Bylaws not to contain any provision otherwise contained therein or herein, such provision shall be, and shall be deemed to be, excluded from such document.

(f) If any provision of this Amended and Restated Certificate of Incorporation or the Bylaws is or becomes inconsistent with the Listing Rules, such inconsistency shall not affect the validity or enforceability of any other provision of such document, and such document shall not contain that provision to the extent of the inconsistency.

As used in this Amended and Restated Certificate of Incorporation, the “Listing Rules” mean the Official Listing Rules of the ASX or any other rules of the ASX that are applicable to the Corporation from time to time.

Section 10.02 Small Holdings.

(a) For purposes of this Section 10.02, the following definitions apply:

(i) “Announcement Date” means the first date on which a Public Announcement of a Major Transaction has occurred.

(ii) “CDI” means a CHESS Depositary Interest representing beneficial ownership in the Corporation’s Common Stock.

(iii) “Completion Date” has the meaning ascribed thereto in Section 10.02(b).

(iv) “Eligible Holder” means a security holder holding a Small Holding.

(v) “Exemption Notice” has the meaning ascribed thereto in Section 10.02(c).

(vi) “Major Transaction” means a consolidation, merger, exchange of securities, tender or exchange offer, recapitalization, reclassification, stock dividend, reorganization, business combination, or other similar event involving the Corporation or securities in the Corporation (including a takeover) other than (x) any merger, share exchange or similar transaction effected solely for purposes of changing the Corporation’s domicile or (y) any transaction in which the holders of securities immediately prior to the consummation of the transaction continue to hold 50% by voting power of the outstanding voting securities of the Corporation (or, if the Corporation, by virtue of such transaction, becomes a wholly-owned subsidiary of another entity, the parent entity of the Corporation) immediately following the consummation of the transaction.

(vii) “Marketable Parcel” means a number of securities equal to a marketable parcel as defined in the Listing Rules and ASX Operating Rules, calculated as of the close of business the business day before the Corporation gives a Small Holding Notice.

(viii) “Public Announcement” means an announcement released by the Corporation on the ASX company announcements platform.

(ix) “redeem” means redeem, buy-back or sell as determined by the Corporation and “redemption” has a corresponding meaning.

(x) “Relevant Price” means, with respect to any security that is subject to redemption as provided in a Small Holding Notice, the volume weighted average security price for the fifteen (15) trading days immediately prior to the Completion Date specified in such Small Holding Notice.

(xi) “securities” means CDIs and shares of Common Stock as the context permits.

(xii) “Small Holding” means a number of securities which is less than a Marketable Parcel.

(xiii) “Small Holding Notice” has the meaning ascribed thereto in Section 10.02(b).

(xiv) “securityholder” includes any holder of shares of Common Stock and any holder of CDIs.

(xv) “takeover” means a takeover bid (as that term is defined in section 9 of the Corporations Act 2001 (Cth)) or a similar bid under the laws of a foreign jurisdiction outside of Australia.

(b) For so long as the Corporation is admitted to the official list of the ASX, the Corporation shall have the option to redeem securities of any Eligible Holder on the terms and subject to the conditions set forth in this Section 10.02. To exercise such option, the Corporation shall give written notice (a “Small Holding Notice”) to one or more Eligible Holder(s) advising of the Corporation’s intention to exercise its option to redeem such Small Holding(s) of such Eligible Holders under this Section 10.02. Each Small Holding Notice shall state: (i) the date on which the redemption pursuant to such Small Holding Notice is to occur (which date shall not be sooner than 45 days after the date on which the Small Holding Notice is delivered) (the “Completion Date”) and (ii) that, unless the Eligible Holder duly gives (and does not validly withdraw or revoke) an Exemption Notice (as defined below), the Eligible Holder shall surrender to the Corporation, if and in the manner and at the place designated in the Small Holding Notice, the certificate or certificates, if any, representing the securities to be redeemed.

(c) Within 45 days after the delivery of a Small Holding Notice, an Eligible Holder may give written notice to the Corporation that it wishes its securities to be exempted from the redemption contemplated by the Small Holding Notice (an “Exemption Notice”). Any Eligible Holder that has given an Exemption Notice may at any time before the Completion Date revoke or withdraw the Exemption Notice, following which time such Eligible Holder’s securities shall be again subject to redemption as provided in the Small Holding Notice.

(d) On the Completion Date, the Corporation shall, subject to the existence of lawfully available funds therefor, redeem the securities held by each Eligible Holder (other than an Exempted Holder) in exchange for the right to receive a price per security equal to the Relevant Price. On and after the Completion Date, provided the funds necessary for the redemption of the securities of an Eligible Holder (other than an Exempted Holder) have been lawfully set aside by the Corporation or otherwise held for the benefit of Eligible Holders (other than an Exempted Holder), separate and apart from the Corporation’s other funds, all such securities shall cease to be outstanding for purposes of quorum and voting. On and after the Completion Date, the certificate or certificates, if any, representing securities so redeemed shall be deemed cancelled and shall represent only the right to receive the Relevant Price, without interest and subject to any applicable withholding taxes. Each Eligible Holder (other than an Exempted Holder) shall surrender the certificate or certificates, if any, representing such holder’s securities so redeemed to the Corporation if, and in the manner, provided in the Small Holding Notice. On or after the Completion Date (and if required by the Corporation, upon the surrender of such certificate(s)), the Corporation shall pay to such Eligible Holder the Redemption Price for such Eligible Holder’s securities so redeemed. Notwithstanding anything to the contrary herein, the surrender of any certificate or certificates formerly representing any such securities so redeemed shall not be a condition to the effectiveness of any redemption of securities pursuant to this Section 10.02. Except when sold to a third party, any shares redeemed pursuant to this Section 10.02 shall, upon the redemption thereof, be automatically retired and restored to the status of authorized but unissued shares.

(e) The Corporation will pay all costs and expenses of the redemption (and any retirement) of Small Holdings redeemed pursuant to this Section 10.02.

(f) A written statement declaring that the person making the statement is an officer of the Corporation at the time of the declaration and that the securities of an Eligible Holder have been redeemed in accordance with this Section 10.02 or any securities of an Exempted Holder that have not been redeemed, shall be deemed to be conclusive evidence of the facts stated in the statement.

(g) Notwithstanding anything to the contrary herein, no securities may be redeemed pursuant to this Section 10.02 after an Announcement Date in respect of a Major Transaction, and any outstanding Small Holding Notice given pursuant to Section 10.02(b) prior to such Announcement Date for which a redemption has not yet occurred, together with the Corporation’s option to exercise its right to redemption as provided therein, shall be deemed automatically revoked.

(h) The Corporation shall not exercise its option to redeem securities held by Eligible Holders more than once in any 12 month period. Notwithstanding the foregoing provisions of this Section 10.02(h), if an Announcement Date in respect of a Major Transaction occurs after the delivery of a Small Holding Notice and before the Completion Date specified therein, the Corporation may, following the termination, abandonment or consummation of the Major Transaction giving rise to such Announcement Date, exercise its option to redeem securities held by Eligible Holders on the terms set forth in this Section 10.02.

(i) The Corporation may, before a redemption is effected under this Section 10.02, revoke a Small Holding Notice given or suspend or terminate the operation of this Section 10.02 either generally or in specific cases.

(j) Notwithstanding anything to the contrary herein, if the Corporation does not have sufficient funds lawfully available to redeem all of the securities held by the Eligible Holders whose securities are subject to redemption as of a Completion Date, the Corporation shall be deemed to have revoked its option to redeem all such securities, and all such securities shall remain outstanding.

(k) If a securityholder is registered in respect of more than one parcel of securities, the Corporation may treat the securityholder as a separate securityholder in respect of each of those parcels so that this Section 10.02 will operate as if each parcel was held by different securityholders.

Section 10.03 Restricted Securities.

(a) For purposes of this Section 10.03, the following definitions apply:

(i) The term “dispose” shall have the meaning given in the Listing Rules.

The term “escrow period” shall, in relation to the restricted securities, mean the escrow period applicable to those restricted securities under the Listing Rules.

(ii) The term “restricted securities” shall have the meaning given in the Listing Rules.

(b) For so long as the Corporation has restricted securities on issue, the following provisions shall apply:

(i) a holder of restricted securities must not dispose of, or agree or offer to dispose of, the restricted securities during the escrow period applicable to those restricted securities except as permitted by the Listing Rules or the ASX;

(ii) if the restricted securities are in the same class as quoted securities, the holder will be taken to have agreed in writing that the restricted securities are to be kept on the entity’s issuer sponsored subregister and are to have a holding lock applied for the duration of the escrow period applicable to those restricted securities;

(iii) the Corporation will refuse to acknowledge any disposal (including, without limitation, to register any transfer) of restricted securities during the escrow period applicable to those restricted securities except as permitted by the Listing Rules or the ASX;

(iv) a holder of restricted securities will not be entitled to participate in any return of capital on those restricted securities during the escrow period applicable to those restricted securities except as permitted by the Listing Rules or the ASX; and

(v) if a holder of restricted securities breaches a restriction deed or a provision of this Amended and Restated Certificate of Incorporation or the Bylaws restricting a disposal of those securities, the holder will not be entitled to any dividend or distribution, or to exercise any voting rights, in respect of those restricted securities for so long as the breach continues.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the shares of the then-outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article XI.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned on this 1st day of May, 2023.

By:	/s/ Eric Israel
Name:	Eric Israel
Title:	General Counsel and Company Secretary